EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the inclusion in this Registration Statement on Amendment No. 1 to Form S-4 of Applied Digital Solutions, Inc. of our report dated March 5, 2007 (with respect to the reclassification of OuterLink Corporation as discontinued operations, as described in Notes 1 and 24, August 31, 2007), relating to our audits of Digital Angel Corporation’s consolidated financial statements and financial statement schedule and our report dated March 5, 2007 (with respect to the internal controls over financial reporting related to the reclassification of OuterLink Corporation as discontinued operations as described in Notes 1 and 24, August 31, 2007), relating to Digital Angel Corporation’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting included in Digital Angel Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006. Our report on the December 31, 2006 financial statements included an explanatory paragraph regarding the Company’s change in accounting principle for transactions in which the Company exchanges its equity instruments for goods or services. We also consent to the reference to us as Experts in this Registration Statement.
/s/ Eisner LLP
October 1, 2007
New York, New York